Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 26, 2023, with respect to the financial statements and financial highlights of Cavanal Hill Moderate Duration Fund and Cavanal Hill Limited Duration Fund, and the related notes, incorporated herein by reference, and to the reference to our firm under the heading “Financial Statements” in the Prospectus/Information Statement.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in the Registration Statement on Form N-1A (File Nos. 033-35190 and 811-06114), incorporated herein by reference into this Registration Statement on Form N-14.

/s/ KPMG LLP

Columbus, Ohio
July 15, 2024